EXHIBIT 99.1

SP Plus Corporation Announces CFO Departure; Appoints Interim CFO

CHICAGO, April 02, 2019 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP) today announced that Vance Johnston, Chief Financial Officer, will be leaving the company, effective April 18, 2019, to pursue another opportunity.  The Company has commenced a search for Mr. Johnston’s replacement. Kristopher Roy, the Company’s Senior Vice President and Corporate Controller, will serve as interim Chief Financial Officer and principal financial officer of the Company.  Mr. Roy will continue to serve as the Company’s principal accounting officer.

“Vance has made many valuable contributions during his five years with us and I am extremely grateful for the hard work, commitment and passion he demonstrated in his role.  We wish him well as he pursues his next opportunity and are pleased to have Kris assume the Interim CFO role,” stated Marc Baumann, Chief Executive Officer.

Vance Johnston commented, “It has been a very rewarding five years at SP Plus and a privilege to serve the company and our shareholders.  I am proud of the accomplishments of the entire SP Plus team and the financial strength of the company.  I wish Marc, Kris and the entire team continued success.”

Mr. Roy, 44, has served as the Company’s Senior Vice President and Corporate Controller since August 2015.  Mr. Roy joined the Company in 2013 as the Company’s Vice President, Assistant Controller and has served as the Company’s Vice President and Corporate Controller from August 2014 to July 2015.  Prior to that, Mr. Roy was the Global Director of Accounting, Consolidation and Financial Systems at CNH Industrial N.V. and its predecessor.  Prior to that, Mr. Roy spent 12 years with Ernst & Young, LLP.  Mr. Roy is a certified public accountant and he earned his Bachelor of Arts degree in accounting from Michigan State University.

About SP Plus

SP+ provides professional parking, ground transportation, facility maintenance, security, event logistics, and baggage handling and related services to commercial, institutional, municipal, and aviation clients throughout North America. The Company has more than 20,000 employees and operates in hundreds of cities across North America. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 37 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and its event/large venue group provides a wide range of event logistics services. Bags offers remote airline check-in, baggage handling and related services. For more information, visit www.spplus.com, www.bagsinc.com or www.parking.com.

Contacts: Marc Baumann (312) 274-2199 mbaumann@spplus.com	ICR/Rachel Schacter (646) 277-1243 rachel.schacter@icrinc.com